Exhibit 12.2

First BanCorp
Computation of Ratio of Earnings to Fixed Charges and Preference Dividends

Quarter Ended
March 31, 2014

Including Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$17,970
Plus:
Fixed Charges (excluding capitalized interest)	30,218

Total earnings	$48,188

Fixed Charges:
Interest expensed and capitalized	$29,251
An estimate of the interest component within rental expense	967
Total fixed charges before preferred dividends	$30,218

Preferred dividends	-
Ratio of pre tax income to net income	1.050
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$30,218
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	1.59

Excluding Interest on Deposits
Earnings:
Pre-tax income from continuing operations	$17,970
Plus:
Fixed Charges (excluding capitalized interest)	9,919

Total earnings	$27,889

Fixed Charges:
Interest expensed and capitalized	$8,952
An estimate of the interest component within rental expense	967

Total Fixed Charges before preferred dividends	$9,919

Preferred dividends	-
Ratio of pre tax income to net income	1.050
Preferred dividend factor	-

Total fixed charges and preferred stock dividends	$9,919
Ratio of Earnings to Fixed Charges and Preferred Stock Dividends	2.81